Loan Cutback Agreement

This Loan Cutback Agreement (“Agreement”) is effective as of January 31, 2008, and is made by and between AVT, Inc., a Nevada corporation (“AVT”) and SWI Trading, Inc., a California corporation (“SWI”).

WHEREAS, as of the date of this Agreement, SWI has an outstanding loan balance with AVT in the amount of $897,318 (the “Loan”).

WHEREAS, AVT currently has insufficient cash flow to pay back the Loan.

WHEREAS, SWI has agreed to accept partial repayment of the Loan in restricted shares of AVT’s common stock.

NOW THEREFORE, the parties agree as follows:

1.           In consideration of SWI waiving repayment of $500,250 of the $897,318 owed SWI, AVT will issue 1,724,133 restricted shares of AVT’s common stock valued at $0.29 per share.

2.           SWI shall further waive any claim it may have against AVT for interest due upon the Loan, and/or unpaid compensation due for:  (i) services; (ii) research and development fees; (iii) technology development fees; (iv) loan acquisition services, (v) use of SWI’s line of credit; or (v) any other claims SWI may have against AVT as of the date of this Agreement.

3.           SWI agrees that this Agreement shall not become effective until such time as the Agreement is approved by the AVT board of directors.

SO AGREED:

AVT, INC.

/s/ Natalie Russell
_______________________________________
By:  Natalie Russell
Its:  Secretary

SWI TRADING, INC.

/s/ Jon Illingworth
_______________________________________
By:  Jon Illingworth
Its:   President